EXHIBIT 10.2

Execution Copy

SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into as of March 31, 2015, by and among INTRICON CORPORATION, a Pennsylvania corporation, INTRICON, INC. (formerly known as Resistance Technology, Inc.), a Minnesota corporation (successor-by-merger to Intricon Datrix Corporation (formerly known as Jon Barron, Inc.) (d/b/a Datrix), a California corporation), INTRICON TIBBETTS CORPORATION (formerly known as TI Acquisition Corporation), a Maine corporation (each, a “Borrower”; collectively, the “Borrowers”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation (the “Bank”).

RECITALS:

A.           The Borrowers and the Bank are parties to a certain Loan and Security Agreement dated as of August 13, 2009, as amended by a First Amendment dated as of March 12, 2010, as further amended by a Second Amendment dated as of August 12, 2011, as further amended by a Third Amendment dated as of March 1, 2012, as further amended by a Fourth Amendment dated as of August 6, 2012, as further amended by a Fifth Amendment dated December 21, 2012 and as further amended by a Sixth Amendment dated February 14, 2014 (as so amended, the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

B.           The Borrowers have requested that the Bank amend certain provisions of the Loan Agreement, and the Bank has agreed to so amend the Loan Agreement upon the terms and subject to the conditions set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the nature, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.           Delivery of Documents. At or prior to the execution of this Amendment, and as a condition precedent to the effectiveness of this Amendment, the Borrowers shall have satisfied the following conditions and delivered or caused to be delivered to the Bank the following documents each dated such date and in form and substance satisfactory to the Bank and duly executed by all appropriate parties:

(a)          This Amendment, duly executed by the Borrowers.

(b)          The Second Amended and Restated Term Note, substantially similar to the form attached hereto as Exhibit A.

(c)          With respect to each Borrower, a copy of the resolutions of the Board of Directors of such Borrower authorizing the execution, delivery and performance of this Amendment and the Second Amended and Restated Term Note certified as true and accurate by an officer of such Borrower, along with a certificate of such officer which (i) certifies that there has been no amendment to either the Articles of Incorporation or the Bylaws of such Borrower since true and accurate copies of the same were last delivered and certified to the Bank, and that said Articles of Incorporation and the Bylaws remain in full force and effect as of the date of this Amendment, (ii) identifies each officer of such Borrower authorized to execute this Amendment and any other instrument or agreement executed by such Borrower in connection with this Amendment, and (iii) sets forth specimen signatures of each officer of such Borrower referred to above and identifies the office or offices held by such officer.

(d)            The Bank shall have received (i) an amendment and extension fee in the amount of $10,000, which fee shall be non-refundable when paid and wholly earned when received; and (ii) reimbursement for its legal fees and other expenses as described in Section 8 hereof.

(e)            Copies of all material agreements related to the Borrowers’ intended Investments in the Potential Investments.

(f)            Such other documents or instruments as the Bank may reasonably require.

Section 2.          Amendments.

(a)            Definitions. Section 1.1 of the Loan Agreement is amended by adding in appropriate alphabetical order, or amending and restating, as applicable, the following terms:

“Applicable Base Rate Margin,” “Applicable LIBOR Rate Margin,” “Applicable LOC Fee” and “Applicable Non-Use Fee” means, as of any date, the applicable per annum rate shown in the applicable column in the table set forth below based on the then applicable Tier associated with the then applicable Leverage Ratio:

		Revolving Loans		Term Loan
Tier	Leverage Ratio	Applicable LIBOR Rate Margin	Applicable Base Rate Margin	Applicable LIBOR Rate Margin	Applicable Base Rate Margin	Applicable LOC Fee	Applicable Non-Use Fee
I	≥ 3.00 to 1.00	3.50%	0.75%	4.00%	1.25%	3.50%	0.25%
II	≥ 2.00 to 1.00 and < 3.00 to 1.00	3.00%	0.25%	3.50%	0.75%	3.00%	0.25%
III	≥ 1.25 to 1.00 and < 2.00 to 1.00	2.75%	0.0%	3.00%	0.25%	2.75%	0.25%
IV	< 1.25 to 1.00	2.50%	(0.25%)	2.75%	0.0%	2.50%	0.25%

For purposes of determining the Applicable LIBOR Rate Margin, the Applicable Base Rate Margin, the Applicable LOC Fee, and the Applicable Non-Use Fee, the Leverage Ratio (and applicable Tier) will be determined as of the end of each calendar quarter occurring during the term of this Agreement (the end of each calendar quarter being a “Determination Date”) beginning with the calendar quarter ending June 30, 2015.  On the Bank’s receipt of the financial statements required to be delivered to the Bank pursuant to Section 8.8, the Applicable LIBOR Rate Margin, the Applicable Base Rate Margin, the Applicable LOC Fee, and the Applicable Non-Use Fee will be subject to adjustment in accordance with the table set forth above based on the then Leverage Ratio and Tier so long as no Event of Default is existing as of applicable Determination Date or as of the effective date of adjustment.  The foregoing adjustment, if applicable, to the Applicable LIBOR Rate Margin, the Applicable Base Rate Margin, the Applicable LOC Fee, and the Applicable Non-Use Fee will become effective for LIBOR Rate Loans requested, the unpaid principal balance of Base Rate Loans outstanding, non-use fees accruing, and fees due with respect to Letters of Credit issued or renewed, on and after the first day of the first calendar month following delivery to the Bank of the financial statements required to be delivered to the Bank pursuant to Section 8.8 until the next succeeding effective date of adjustment pursuant to this Agreement.  Each of the financial statements required to be delivered to the Bank must be delivered to the Bank in compliance with Section 8.8.  If the Borrowers, however, have not timely delivered their financial statements in accordance with Section 8.8, then, without limiting any of the rights and remedies available to the Bank by reason of such noncompliance, at the Bank’s option, commencing on the date upon which such financial statements should have been delivered in accordance with Section 8.8 and continuing until such financial statements are actually delivered in accordance with Sections 8.8, it shall be assumed for purposes of determining the Applicable LIBOR Rate Margin, the Applicable Base Rate Margin, the Applicable LOC Fee, and the Applicable Non-Use Fee that Tier I and the pricing associated with Tier I will be applicable on the then applicable Determination Date.  From the date of the Seventh Amendment to this Agreement to and including the first Determination Date beginning with the calendar quarter ending June 30, 2015, the pricing associated with Tier III will be in effect.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrowers, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) from the proceeds of an Asset Disposition; provided, however, that to the extent that the amounts described in clause (x) of the definition of “EBITDA” are capitalized in accordance with GAAP, the same shall be excluded from the calculation of Capital Expenditures.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Hedging Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); and (k) as to the Borrowers, all Foreign Overdraft Debt. Notwithstanding the foregoing, Debt shall not include (i) trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person, or (ii) obligations to fund Investments that are permitted under Section 9.3(g).

“EBITDA” shall mean, for any period, the sum for such period of: (i) Net Income, plus (ii) Interest Charges,  plus  (iii) federal and state income taxes,  plus  (iv) Depreciation,  plus  (v) non-cash management compensation expense,  plus  (vi) all other non-cash charges,  minus  (vii) all non-cash income or gains, in each case to the extent included in determining Net Income for such period,  minus  (viii) all cash payments made in such period on account of non-cash charges expensed in a prior period,  in each case determined on a consolidated basis, plus (ix) without duplication, cash received following the date of the Seventh Amendment to this Agreement from dividends, distributions or interest payments related to any of Borrowers’ joint venture or minority interest Investments permitted under Section 9.3(g), plus (x) to the extent deducted in arriving at Net Income for such period, an amount not to exceed $3,000,000 in the aggregate incurred in respect of a Potential Investment specifically designated by Borrowers in writing to Bank in connection with the Seventh Amendment to this Agreement.

“Potential Investments” means the potential Investments disclosed by Borrowers to Bank in writing in connection with the Seventh Amendment to this Agreement.

“Revolving Loan Maturity Date” means February 28, 2019, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrowers and accepted by the Bank in its sole and absolute discretion in substitution for the Revolving Note.

“Term Loan Maturity Date” means February 28, 2019, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrowers and accepted by the Bank in its sole and absolute discretion in substitution for the Term Note.

“Term Note” means a term note in the form prepared by and acceptable to the Bank, dated as of the date of the Seventh Amendment to this Agreement, in the original principal amount of $5,000,000 and maturing on the Term Loan Maturity Date, duly executed by the Borrowers and made jointly and severally payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrowers and delivered to the Bank and given in substitution therefor.

(b)          Deleted Definitions. Section 1.1 of the Loan Agreement is amended to delete the definition of “Term Loan Commitment”.

(c)          Term Loan Provisions.

(i)          Section 2.2(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(a)          Term Loan.

(i)           The Bank has made term loans to the Borrowers in accordance with the terms of this Agreement, in connection with the Second Amendment to this Agreement and in connection with the Fifth Amendment to this Agreement (the “Prior Term Loans”. Immediately before giving effect to the Seventh Amendment to this Agreement, the aggregate outstanding principal balance of the Prior Term Loans was $1,750,000 and the Borrowers’ obligation to pay the Prior Term Loans was evidenced by the Promissory Note of the Borrowers  payable to the order of the Bank in the original principal amount of $4,000,000 (the “Prior Term Note”).

(ii)          The Bank agrees to make a new term loan to the Borrowers in the amount of $3,250,000 (the “Seventh Amendment Term Loan”) on the date the conditions precedent to the Seventh Amendment to this Agreement are satisfied and from and after such date, the Prior Term Loan and the Seventh Amendment Term Loan will be deemed to be a single term loan in the original principal amount of $5,000,000 and will be referred to as the “Term Loan”. The obligation of the Borrowers to pay the principal of, and interest on, the Term Loan shall be evidenced by the Term Note. The Borrowers will use the proceeds of the Seventh Amendment Term Loan for the purposes of (i) making Investments subject to the provisions of Section 9.3(g), (ii) providing working capital for the value hearing health business segment and (iii) financing their working capital requirements and general corporate purposes. The Term Loan may be prepaid in whole or in part at any time subject to Section 2.2(e), but shall be due in full on the Term Loan Maturity Date, unless the credit extended under the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement.

(ii)         Section 2.2(c) of the Loan Agreement is hereby amended by replacing the date “December 31, 2012” with the date “June 30, 2015”.  For the sake of clarity, no quarterly installment is required to be made on March 31, 2015.

(d)          Investments.        Section 9.3(g) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(g)          Investments in the Potential Investments as contemplated by the agreements delivered to the Bank in connection with the Seventh Amendment to this Agreement and, after delivery to the Bank of such documents as the Bank may reasonably request, other Investments in businesses related to the core business activities of the Borrowers, provided that (i) immediately before and immediately after giving effect to any such Investment, no Unmatured Event of Default or Event of Default shall have occurred and be continuing and (ii) aggregate amount of such Investments (net of all repayments, returns of capital, interest payments, dividends and distributions received after the date of the Seventh Amendment to this Agreement) does not exceed $4,000,000 at any time.

(e)          Fixed Charge Coverage Ratio. Section 10.3 of the Loan Agreement is hereby amended by replacing clauses (a) and  (b)(ii) of that Section with the following:

(a) the total of consolidated EBITDA for such period,  minus  the sum of all income taxes paid in cash by the Borrowers on a consolidated basis,  minus all Capital Expenditures of the Borrowers made during such period which are not financed with Funded Debt, minus that portion of the aggregate cash payments made by the applicable Borrower(s) in respect of the Subject Agreements and Applicable Agreements during such period that was not deducted as an expense in arriving at Net Income for such period,  minus, to the extent not deducted as an expense or loss in arriving at EBITDA for such period, cash paid following the date of the Seventh Amendment to this Agreement in respect of capital calls related to any of Borrowers’ joint venture or minority interest Investments permitted under Section 9.3(g);

(ii) (A) regularly scheduled payments made (and, without duplication, payments required to be made) in respect of principal of Funded Debt (including the Term Loan, but excluding the Revolving Loans) and (B) a payment of $250,000 assumed to have been made with respect to the Term Loan on March 31, 2015 (notwithstanding that no such payment is required to be made on such date),

(f)           Capital Expenditures. Section 10.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

10.4     Capital Expenditures. The Borrowers shall not incur Capital Expenditures in an amount greater than $4,500,000 in the aggregate in the fiscal year ending December 31, 2015 or in any fiscal year thereafter.

Section 3.          Representations; No Default. Each Borrower represents and warrants that: (a) the representation and warranties contained in Section 7 of the Loan Agreement are true and correct in all material respects, as though made on the date hereof, except to the extent such representation and warranty, by its express terms, relates solely to a prior date, and except that the representations and warranties contained in Section 7.26 of the Loan Agreement shall be true and correct in all material respects, as though made on the date of the financial statements most recently delivered to the Bank pursuant to Section 8.8(a) of the Loan Agreement; (b) such Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by such Borrower in connection herewith; (c) neither this Amendment nor the agreements contained herein contravene or constitute an Unmatured Event of Default or Event of Default under the Loan Agreement or a default under any other agreement, instrument or indenture to which such Borrower is a party or a signatory, or any provision of such Borrower’s Articles of Incorporation or Bylaws or, to the best of such Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to such Borrower or any of its property except, if any, in favor of the Bank; (d) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of this Amendment or other agreements and documents executed and delivered by such Borrower in connection herewith or the performance of obligations of such Borrower herein described, except for those which such Borrower has obtained or provided and as to which such Borrower has delivered certified copies of documents evidencing each such action to the Bank; (e) no events have taken place and no circumstances exist at the date hereof which would give such Borrower grounds to assert a defense, offset or counterclaim to the obligations of such Borrower under the Loan Agreement or any of the other Loan Documents; (f) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which such Borrower may have or claim to have against the Bank, which might arise out of or be connected with any act of commission or omission of the Bank existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Notes (as defined in the Loan Agreement); and (g) after giving effect to this Amendment, no Unmatured Event of Default or Event of Default has occurred and is continuing under the Loan Agreement.

Section 4.         Affirmation; Further References. The Bank and each Borrower  acknowledge and affirm that the Loan Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Loan Agreement (except as amended by this Amendment) and of each of the other Loan Documents shall remain unmodified and in full force and effect. All references in any document or instrument to the Loan Agreement are hereby amended and shall refer to the Loan Agreement as amended by this Amendment.

Section 5.         Merger and Integration; Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into it all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment, shall control with respect to the specific subjects hereof and thereof.

Section 6.         Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 7.         Successors. This Amendment shall be binding upon the Borrowers, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Bank and to the respective successors and assigns of the Bank.

Section 8.         Costs and Expenses. Each Borrower agrees to reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for the Bank) incurred in connection with the Loan Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of the Borrowers under this Amendment, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.

Section 9.         Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 10.        Counterparts; Digital Copies. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement. A facsimile or digital copy (.pdf) of this signed Amendment shall be deemed to be an original thereof.

Section 11.        Release of Rights and Claims. Each Borrower, for itself and its successors and assigns, hereby releases, acquits, and forever discharges Bank and its successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Bank prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect which such Borrower may have against Bank.

Section 12.        Governing Law. This Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

Section 13.        No Waiver. Nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, the Bank’s rights or remedies under the Loan Agreement or any of the other Loan Documents, or under applicable law.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BORROWERS:	INTRICON CORPORATION, a Pennsylvania corporation

	By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON, INC. (formerly known as Resistance Technology, Inc.), a Minnesota corporation

	By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON TIBBETTS CORPORATION (formerly known as TI Acquisition Corporation), a Maine corporation

	By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

[Signature page to Seventh Amendment to Loan and Security Agreement]

BANK:	THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation

	By	/s/ John Falb
John Falb, Managing Director

[Signature page to Seventh Amendment to Loan and Security Agreement]

EXHIBIT A
TO
SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

SECOND AMENDED AND RESTATED TERM NOTE

$5,000,000	Minneapolis, Minnesota

FOR VALUE RECEIVED, the undersigned, INTRICON CORPORATION, a Pennsylvania corporation, INTRICON, INC. (formerly known as Resistance Technology, Inc.), a Minnesota corporation (successor-by-merger to Intricon Datrix Corporation (formerly known as Jon Barron, Inc.) (d/b/a Datrix), a California corporation), and INTRICON TIBBETTS CORPORATION (formerly known as TI Acquisition Corporation), a Maine corporation (each, a “Borrower”; collectively, the “Borrowers”), hereby JOINTLY AND SEVERALLY promise to pay to the order of THE PRIVATEBANK AND TRUST COMPANY, an Illinois state banking corporation (the “Bank”), the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000), payable in periodic installments on the dates and in the amounts set forth in Loan Agreement (as hereinafter defined), with one final balloon payment on the Term Loan Maturity Date. The actual amount due and owing from time to time hereunder shall be evidenced by Bank’s records of receipts and disbursements with respect to the Term Loan, which shall, absent manifest error, be conclusive evidence of such amount.

Each Borrower further promises to pay interest on the aggregate unpaid principal amount hereof at the rates provided in the Loan Agreement from the date hereof until payment in full hereof. Accrued interest shall be payable on the dates specified in the Loan Agreement.

All payments of principal and interest under this Second Amended and Restated Term Note (the “Note”) shall be made in lawful money of the United States of America in immediately available funds at the Bank’s office at 50 South 6th Street, Suite 1415, Minneapolis, MN 55402, or at such other place as may be designated by the Bank to the Borrowers in writing.

This Note is the Term Note referred to in, and evidences indebtedness incurred under, a Loan and Security Agreement dated as of August 13, 2009 (as previously amended, as further amended on or about the date hereof and as the same may be hereafter further amended, modified or supplemented from time to time, the “Loan Agreement”), among the Borrowers and the Bank, to which Loan Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrowers are permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

This Note amends, restates and replaces, but does not evidence repayment of or constitute a novation with respect to, that certain Term Note, dated August 12, 2011 made payable jointly and severally by the Borrowers to the order of the Bank in the original principal amount of $4,000,000.00.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Note to be executed as of the date first set forth above.

INTRICON CORPORATION, a Pennsylvania corporation

By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON, INC. (formerly known as Resistance Technology, Inc.), a Minnesota corporation

By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

INTRICON TIBBETTS CORPORATION (formerly known as TI Acquisition Corporation), a Maine corporation

By	/s/ Scott Longval
Scott Longval, Chief Financial Officer

[Signature page to Second Amended and Restated Term Note]